Exhibit 99.1

       Praxair Announces Price Increases Effective January 2008


    DANBURY, Conn.--(BUSINESS WIRE)--Dec. 7, 2007--Praxair, Inc. (NYSE: PX) and Praxair Canada Inc. are notifying industrial gas customers in the United States and Canada of the following price and facility fee/monthly basic charges increases, effective January 1, 2008, or as contracts permit:

    -- 10% to 20% for nitrogen, oxygen, argon, hydrogen, and carbon dioxide

    --  15% to 30% for helium

    --  Up to 15% for facility fees/monthly basic charges

    These actions are being implemented in response to escalating energy, logistics, and other operational costs as well as current supply/demand imbalances. Supply system capital and maintenance costs have also risen. Price adjustments may be higher or lower than these ranges where applicable.

    Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2006 sales of $8.3 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.


    CONTACT: Praxair, Inc.
             Media
             Maureen Fama, 203-837-2025
             maureen_fama@praxair.com
             or
             Investors
             Elizabeth Hirsch, 203-837-2354
             liz_hirsch@praxair.com